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                                     TELLABS CONTACT:   Thomas P. Scottino
                                                        (630) 378-7504
                                                        tom.scottino@tellabs.com
                                                        www.tellabs.com


                                     CIENA CONTACT:     Suzanne DuLong
                                                        (888) 243-6223
                                                        ir@ciena.com

FOR IMMEDIATE RELEASE

                TELLABS AND CIENA ANNOUNCE MERGER TO PROCEED WITH
                             REVISED EXCHANGE RATIO

LISLE, IL AND LINTHICUM, MD - AUGUST 28, 1998 - Tellabs, Inc., and CIENA Corporation reaffirmed their intent to merge under a renegotiated merger agreement. Under the terms of the agreement as amended, all outstanding shares of CIENA common stock will be exchanged at the ratio of 0.8 shares of Tellabs common stock for each share of CIENA common stock.

The Boards of Directors of both companies have approved the renegotiated merger agreement and unanimously recommend its approval by their respective stockholders.

Both companies have special stockholder meetings scheduled for September 9, 1998, for the purpose of approving the merger. It is currently expected that such meetings will be adjourned to later dates to permit stockholders sufficient time to review revised materials that will be mailed shortly.

                                      # # #
ABOUT TELLABS

Tellabs designs, manufactures, markets and services voice and data transport and access systems. The company's products are used worldwide by the providers of communications services. Tellabs, Inc., stock is listed on the Nasdaq Stock Market (TLAB).

ABOUT CIENA

CIENA (Nasdaq: CIEN) is a leader of open architecture, dense wavelength division multiplexing systems for long-distance and local exchange carriers. Through its Alta subsidiary, CIENA also provides a range of engineering, furnishing and installation (EF&I) for telecommunications service providers in the areas of transport, switching and wireless communications.



ANALYST TELECONFERENCE FRIDAY, AUGUST 28, 1998

At approximately 8 a.m., Chicago time (9 a.m. Eastern), Friday, August 28, 1998, Tellabs and CIENA will host a teleconference with financial analysts and institutional stockholders. TO ACCESS THE TELECONFERENCE: Call toll-free 1-800-289-0437. International callers may call 1-913-981-5508.

Interested investors will be able to listen to a taped replay of the teleconference beginning at approximately 11 a.m., Chicago time (12 p.m. Eastern), Friday. This replay will be available through 11 a.m., Chicago time, on Friday, September 4, 1998. TO LISTEN TO THE PRE-RECORDED TELECONFERENCE: Call toll-free 1-800-753-9756. International callers can call 1-402-222-9930.


Tellabs and [TELLABS LOGO] are registered trademarks of Tellabs Operations, Inc., in the United States and/or in other countries. CIENA is a registered U.S. trademark of CIENA Corporation.